As filed with the Securities and Exchange Commission on May 11, 2000
                                                    Registration No. 33-_______
            ------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                Essex Corporation
             (Exact name of registrant as specified in its charter)

          Virginia                                               54-0846569
 (State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

      9150 Guilford Road
      Columbia, Maryland                                            21046
  (Address of Principal Executive Offices)                        (Zip Code)
           ----------------------------------------------

                                Essex Corporation
               1. 1999 stock option and appreciation rights plan
               2. 1998 stock option and appreciation rights plan
               3. 1996 stock option and appreciation rights plan
                            (Full title of the plan)
                      ------------------------------------

       Leonard E. Moodispaw, Esquire                 WITH A COPY TO:
   President and Chief Operating Officer         D. Scott Freed, Esquire
             Essex Corporation              Whiteford, Taylor & Preston L.L.P.
            9150 Guilford Road                   Seven Saint Paul Street
         Columbia, Maryland 21046               Baltimore, Maryland 21202
              (301) 939-7000                         (410) 347-8700


 (Name, address and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE



Title of securities      Amount       Proposed maximum     Proposed maximum
to be registered         to be        offering price       aggregate            Amount of
------------------     registered     per share            offering price       registration fee
                       ----------     ------------------   --------------       ----------------


Common Stock (par      900,000(1)        $.875(2)            $787,500(2)            $207.90(2)
value $.10 per share)


(1) Together with an indeterminable number of additional shares in order to adjust the number of shares reserved for issuance pursuant to the plan as the result of a stock split, stock dividend or similar transaction affecting the common stock, pursuant to 17 C.F.R. ss. 230.416.

(2) Pursuant to Rule 457(h)(1), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low prices reported on the OTC Bulletin Board on May 8, 2000 of $1.00 and $.75 per share, respectively.

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of registered securities will begin as soon as possible after such effective date.

                                     PART I

                  INFORMATION IN THE SECTION 10(a) PROSPECTUS1

Item 1.           Plan Information

Item 2.           Registrant Information and Employee Plan Annual Information

-------------------------------
1    Information required by Part I to be contained in the Section 10(a)
prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (hereinafter, the "Securities Act"), and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

                  The following documents, filed or to be filed with the Commission, are, or shall be deemed to be, incorporated herein by reference:

                  (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 26, 1999.

                  (b) Quarterly Report on Form 10-QSB for the quarter ended March 26, 2000.

                  (c) The description of the common stock, par value $.10 per share (the "Common Stock"), of the Registrant contained in its Registration Statement on Form 8-A under Section 12 of the Exchange Act, and amendments thereto, which are incorporated by reference into its Registration Statement filed by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (d) All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The documents required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

                  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

                  Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Virginia Stock Corporation Act ("Act") permits indemnification of directors and officers of a corporation under certain conditions and subject to certain limitations.

Articles (h) and (I) of the Articles of Incorporation of the Company contain provisions for the indemnification of directors and officers of the Company within the limitations permitted by the Act. In addition, the Company has entered into indemnity agreements with certain of its directors and officers which provide the maximum indemnification allowed by the Act.

Item 7. Exemption from Registration Claimed.

                  Not applicable.

Item 8.  Exhibits.

                  See Exhibit Index on Page II-6.

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, State of Maryland, on May 11, 2000.

                                ESSEX CORPORATION


                             By:/s/ Harry Letaw, Jr.
                                Harry Letaw, Jr.
                                Chairman of the Board and Chief
                                Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Leonard E. Moodispaw and Joseph R. Kurry, Jr., or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign for the undersigned any and all amendments or post-effective amendments to this Registration Statement on Form S-8 relating to the issuance of Common Stock of the Registrant and participation interests in the Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. We hereby confirm all acts taken by such agents and attorneys-in-fact, or any one or more of them, as herein authorized.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                             Date

/s/ Harry Letaw, Jr.         Chairman of the Board             May 11, 2000
---------------------        and Chief Executive
Harry Letaw, Jr.             Officer (principal
                             executive officer)


/s/ Leonard E. Moodispaw     President, Chief                  May 11, 2000
------------------------     Operating Officer and
Leonard E. Moodispaw         Director


/s/ Joseph R. Kurry, Jr.     Chief Financial Officer           May 11, 2000
------------------------     Officer (principal
Joseph R. Kurry, Jr.         financial and
                             accounting officer)

/s/ Harold P. Hanson         Director                          May 11, 2000
--------------------
Harold P. Hanson


/s/ Robert W. Hicks          Director                          May 11, 2000
-------------------
Robert W. Hicks

/s/ Ray M. Keeler            Director                          May 11, 2000
-----------------
Ray M. Keeler



/s/ Frank E. Manning         Director                          May 11, 2000
--------------------
Frank E. Manning



/s/ Terry M. Turpin          Director                          May 11, 2000
-------------------
Terry M. Turpin

                                  EXHIBIT INDEX

Exhibit Number
                    Description


4.1        Essex Corporation 1999 Stock Option and Appreciation Rights Plan
4.2                          1998 Stock Option and Appreciation Rights Plan
4.3                          1996 Stock Option and Appreciation Rights Plan

5.1        Opinion of Whiteford, Taylor & Preston L.L.P. (contains Consent of
           Counsel).

23.1       Consent of Whiteford, Taylor & Preston L.L.P. (contained in Exhibit
           5.1 filed herewith).

23.2       Consent of Stegman & Company









------------------------------------